SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 8, 2011

United Bankshares, Inc.

(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 United Center

500 Virginia Street, East

Charleston, West Virginia 25301

(Address of Principal Executive Offices)

(304) 424-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets

After the close of business on July 8, 2011, United Bankshares, Inc. (“United”), a West Virginia corporation, completed its acquisition of Centra Financial Holdings, Inc. (“Centra”), also a West Virginia corporation headquartered in Morgantown, West Virginia. Centra was merged with and into UBC Holding Company, Inc. (“UBC”), a wholly-owned subsidiary of United (the “Merger”) in a transaction to be accounted for under the purchase method of accounting.

Under the terms of the Merger, each outstanding share of common stock of Centra, par value $1.00 per share, (other than any shares held by United or Centra other than in a fiduciary capacity or in satisfaction of a debt previously contracted) were, by virtue of the Merger and without any action on the part of the holder thereof, converted into the right to receive 0.7676 shares of United common stock, par value $2.50 per share. Also under the terms of the Merger, each outstanding option to purchase shares of Centra common stock under any and all plans of Centra received cash consideration equal to the difference between the options’ strike price and $21.00 with respect to those options with a strike price less than $21.00. There was no payment by United to any holder of Centra stock options with an exercise price equal to or greater than $21.00, and such Centra stock options were terminated as of the effective time of the Merger.

As a result of the transaction, United issued approximately 6.5 million shares of its common stock for all of Centra’s outstanding common stock. United provided cash consideration of approximately $8.4 million for Centra’s options. The cash portion of the merger consideration was funded by cash on hand.

In connection with the Merger, Centra’s banking subsidiary, Centra Bank, Inc. (“Centra Bank”) became a banking subsidiary of UBC.

There were no material relationships between Centra and United, its directors or officers or any of its affiliates.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Upon completion of the Merger on July 8, 2011, United appointed Douglas J. Leech and Mark Nesselroad as directors of United pursuant to the terms of the merger agreement.

Mr. Leech, 56, founded Centra Bank and served as the President and CEO of Centra and Chairman of its Board of Directors since 1999. Mr. Leech is a graduate of Penn State University with a Bachelor of Science in Business Administration. He has approximately 30 years of banking experience. Prior to Centra’s organization, Mr. Leech held a variety of positions at Huntington National Bank, including CEO and president of the southeast region and chief operating officer. Mr. Leech is also a member of Mylan Inc. Board of Directors and serves as the chair of Mylan’s Audit Committee and its Corporate Governance and Nominating Committee, and participates on its Finance committee. Mr. Leech is a former Chair of the West Virginia University Board of Governors, and has served on over 30 other boards ranging from major hospital systems to charitable organizations. Mr. Leech’s vision and dedication to Centra was paramount in Centra’s success and growth since its inception.

Mr. Nesselroad, 55, served as a director of Centra since 2003. He is currently, and has been for more than five years, the Chief Executive Officer of Glenmark Holding L.L.C., a real estate development company. Mr. Nesselroad served on Centra’s executive committee, audit committee, finance committee, and compensation committee, of which he was chairman. Mr. Nesselroad is not a director of any other company whose securities are registered under the Securities Exchange Act of 1934.

At the time of their appointments, Messrs. Leech and Nesselroad were not appointed to any committees of United’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date: July 14, 2011	By:	/s/ Steven E. Wilson
Steven E. Wilson, Executive Vice President, Treasurer, Secretary and Chief Financial Officer